Transcript of

VirtualScopics, Inc.

Second Quarter 2014 Earnings Call

August 14, 2014/8:30 a.m. EDT

Participants

Jim Groff – Acting Chief Financial Officer

Eric Converse – President and Chief Executive Officer

Presentation

Operator

Greetings and welcome to the VirtualScopics Second Quarter 2014 Financial Results. At this time all participants are in a listen-only mode. A question and answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Acting Chief Financial Officer, Mr. Jim Groff. Thank you, sir, you may begin.

Jim Groff – Acting Chief Financial Officer

Thank you, operator. Good morning, and thank you for joining us for VirtualScopics’ Second Quarter 2014 Conference Call. First, I would like to remind everyone that during today’s conference call and Webcast we’ll be making forward-looking statements that refer to future events which involve some risks and uncertainties. Please refer to today’s press release and this slide that include a discussion of forward-looking statements and related risk factors, which is our customary disclosure.

With me today is Eric Converse, our President and Chief Executive Officer. I’m going to begin this morning with a discussion around the results for the three and six months ended June 30, 2014.

First, I would like to focus on Slide 3. Our awards outstanding and bookings increased to $17.6 million as of June 30, 2014, as compared to $7.7 million as of June 30, 2013, representing a 2.3x increase. We believe our improved bookings are a direct result of our company-wide focus on enhancing and building existing and new customer relationships and meeting and exceeding our customer expectations. We have continued focusing on a segmented and targeted approach relative to account type, sales channel, therapeutic area, and study phase, which provides a clear positioning strategy for our core imaging services. Basically we have demonstrated to our customers our scientific and operational flexibility which has resulted in the improved bookings momentum.

To continue on this topic, the awards outstanding and bookings as of June 30, 2014 half year were approximately 86% of the full year awards outstanding and bookings as of December 31, 2013. This momentum has continued, with awards outstanding and bookings of approximately $23.5 million as of today, August 14, 2014, which represents 115% of the full year awards outstanding and bookings as of December 31, 2013, with four and a half months left in the year.

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Transcript: VirtualScopics, Inc. Second Quarter 2014 Earnings Call August 14, 2014/8:30 a.m. EDT

Let’s now turn to Slide 4, which shows the stockholder concentration as recorded in the proxy filing dated April 30, 2014. These numbers include options, warrants, convertible stock, and similar rights to purchase shares of VirtualScopics’ common stock. As indicated by the graph, Loeb investors own 15.1% of the outstanding shares, and is represented on the board by Bruce Lev; Merck Global Health holds 10.2% of the outstanding shares, and is represented on the board by David Rubin; the University of Rochester owns 7.1%; and the board members and executives 5.1% of the company’s shares. In total this represents over 37.5% of the company. We believe that there has been limited activity in the market over the past four months and these ownership numbers are still an accurate reflection of the beneficial ownership of the company.

Please turn to Slide 5 covering our Statement of Operations. Revenues for the quarter ended June 30, 2014 were $2.6 million, compared to $3.7 million in the second quarter of 2013. Revenues for the six months ended June 30, 2014 were $5 million, compared to $6.2 million for the six months ended June 30, 2013. The decrease in revenues was affected by a six week Phase III breast cancer study which generated a spike of approximately $1 million in revenue during the second quarter of 2013 that did not reoccur in 2014.

Revenue has not followed the same trend as the awards and bookings due to the timing of the set up of new projects, the timing of the recognition of revenue, and the number of studies that ended during 2013 and in the first six months of 2014. As a result, we believe 2014 revenues will be relatively flat as compared to the previous year.

It is important to note that a typical project’s contract life can span over multiple years, so there can be a gradual impact on revenue. A project’s revenue cycle is dependent on a number of factors, including the time it takes for a drug trial to begin, which varies due to the time required to set up trial sites and to recruit participants. There are also situations when the sponsor does not recruit the number of subjects per site that’s originally budgeted, or a drug failed and the study, therefore, comes to a premature end. In those cases there are remaining budget dollars at the end of the study that will not be recognized as revenue. There are also situations where a study will increase in scope and reflect a subsequent increase in budget dollars.

The company is continuing to focus on strategies that we believe will lead to increased revenue and profitability. First, the company finalized an alliance with IXICO PLC, located in London, which provides clinical trial solutions focusing on neurology. The alliance enables the company to access IXICO’s expertise on neurology and provides a European presence. In addition, we believe the integration of the company’s complementary technologies will help provide a more comprehensive and scalable capability.

Secondly, the company’s finalized the recruitment of a Scientific Advisory Board, which we believe will enhance and deepen our knowledge base in our core competencies and allow for an exchange of ideas and knowledge in each therapeutic area.

Thirdly, we continued our investments in our sales function by the recent opening of a satellite office in New Hope, Pennsylvania. This office is primarily for sales and project management, allowing our representatives to be closer to our customers in the Pharma Corridor.

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Transcript: VirtualScopics, Inc. Second Quarter 2014 Earnings Call August 14, 2014/8:30 a.m. EDT

Now turning to gross profit; for the second quarter of 2014 gross profit was approximately $941,000, as compared to $1.8 million for the second quarter of 2013, representing a 47% decrease. Gross profit for the six months ended June 30, 2014 was approximately $1.7 million, as compared to $2.6 million for the six months ended June 30, 2013, representing a 34% decrease. For the second quarter of 2014 our gross margin was approximately 36%, as compared to 48% for the second quarter of 2013.

Gross margin for the six months ended June 30, 2014 was approximately 34%, as compared to 41% for the six months ended June 30, 2013. Our margins decreased year-over-year due to the volume of business. We achieved higher gross margins in 2013 due to a large Phase III study that we delivered in six weeks aided by our 2013 software release that enables quick, efficient, and reliable analysis of traditional Phase III imaging endpoints. Analyzing large amounts of data from the same study in a short time frame created inherent operational efficiencies, causing an increase in the gross margin during the second quarter of 2013.

Our gross margins will fluctuate based on therapeutic area and phase of study, and specifically as it relates to volume of revenue. There are a certain amount of fixed costs required to support the business that result in our gross margins fluctuating with our revenues, as these costs are predominantly required expenses to support our servicing our customers in this industry. Additionally, we are continuing to make investments in our infrastructure in technology to further enhance our operational efficiencies, which we believe will help return the company to profitability.

Next, our research and development costs for the second quarter of 2014 were approximately $306,000, as compared to $350,000 for the second quarter of 2013. Research and development costs for the six months ended June 30, 2014 were approximately $592,000, as compared to $830,000 for the six months ended June 30, 2013. The decrease was a result of no additional dollars being spent on the personalized medicine initiative during the first half of 2014. We have delayed any additional work on this application as we focus on our core clinical trial business.

Sales and marketing costs for the second quarter of 2014 were approximately $483,000, as compared to $430,000 for the second quarter of 2013. Sales and marketing costs for the six months ended June 30, 2014 were approximately $828,000, as compared to $788,000 for the six months ended June 30, 2013. The increase is related to the timing of trade shows and conferences and higher commissions during the first half of 2014 as compared to the previous year. This is a direct result of a significant improvement in the awards outstanding and bookings achieved thus far during 2014, which are 115% over full year total awards outstanding and bookings for the 12 months ended 2013.

General and administrative costs for the quarter ended June 30, 2014 were $808,000, up 4% from $777,000 in the prior year’s quarter. General and administrative costs for the six months ended June 30, 2014 were approximately $1.5 million, as compared to $1.8 million for the six months ended June 30, 2013. The decrease for the six months ended June 30, 2014 was largely attributed to no additional no additional dollars being spent on the professional fees to support our personalized medicine initiative. Additionally, there were salary savings and reductions in stock compensation that resulted from the resignation of the former executive officers during 2013, offset by increased legal and investor relations costs incurred in negotiating the office lease in Pennsylvania and finalizing the Scientific Advisory Board and its co-alliance agreements.

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Phone: 804-3273400

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Transcript: VirtualScopics, Inc. Second Quarter 2014 Earnings Call August 14, 2014/8:30 a.m. EDT

Let’s now turn to Slide 6 and the balance sheet. As of June 30, 2014 we had a cash balance of $5.6 million, compared to $7.3 million at the close of 2013. Our cash position remains strong, and this, coupled with the company having no debt positions us well to invest wisely in both the short and long term to further develop our internal capabilities in order to further enhance operational quality, productivity, and profitability. However, as a result of these investments we anticipate the cash burn to continue throughout 2014 as we strengthen our core business and work towards returning to profitability. We will continue to monitor our cash and evaluate any financing needs if necessary as we proceed throughout the year.

As a recap, turning to Slide 7, we believe 2014 revenue will be relatively flat as compared to 2013 due to the timing of projects starting and the number of projects that closed out during 2013 and the first six months of 2014. We anticipate operating expenses to trend higher for the remainder of the year as a result of investments in personnel, operations, and systems, plus the new office in Pennsylvania. We anticipate the cash burn to continue throughout 2014 as we strengthen our core business and work towards returning it to profitability. We will continue to monitor our cash and evaluate any financing needs if necessary as we proceed throughout the year.

Overall, the first half of 2014 demonstrated a considerable increase in new project awards and bookings as compared to the previous year. As a result of this momentum we believe we are on our way to return to a solid growth rate and future profitability.

I will now turn the call over to Eric.

Eric Converse – President and Chief Executive Officer

Thanks, Jim. Good morning. Today it is my pleasure to speak to all of you in my capacity as President and Chief Executive Officer of VirtualScopics. My permanent employment last month was followed by a series of congratulatory messages from employees, customers, and partners, all of which I was very pleased to receive. However, I was most pleasantly surprised to be contacted by some of our shareholders and to receive the same enthusiasm in the messages of congratulation.

As I told everyone, we have a lot of work to do, but I believe we are at the beginning of a positive journey to success and ultimately greater shareholder value.

Jim has shared with you our results from the first half of 2014, and I want to acknowledge that we are not yet out of the woods and that this period was expected to be our lowest point before things begin to show a reverse in trend. Together with our colleagues on the management team and our fellow employees we appreciate your patience and support through this period and look forward to renewing your enthusiasm in your investment in the coming months.

If you would please turn to Slide 8, I want to review some of the accomplishments from the year so far. As you have heard, we have spoken about our planned alliance with IXICO since January. We signed the agreement at the end of June. I was just in Copenhagen with our business development and the IXICO team for an Alzheimer’s conference. It was great meeting customers jointly and explaining our newly signed alliance.

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Transcript: VirtualScopics, Inc. Second Quarter 2014 Earnings Call August 14, 2014/8:30 a.m. EDT

We also discussed the opening of an office in the Pennsylvania and New Jersey Pharma Corridor. We opened the office in New Hope, Pennsylvania. The office celebrated that opening last month with our IXICO colleagues from London, some of our Board members, some of our Scientific Advisory Board members, and our customers in the new office space. I’ve also been discussing a Scientific Advisory Board since joining VirtualScopics last October. We completed the initial seven member team in June.

More so, since day one I’ve been focused on investing in our colleagues and sending personnel out for training in appropriate areas for them to increase their proficiencies. I’m happy to report this process has started, and we plan to keep this continuous improvement model ongoing. The same will apply to our promise to make investments in our infrastructure. These investments have started and will be an ongoing process as we pride ourselves on exploiting technology to gain efficiencies and maximizing profitability.

And while all of these completed tasks on this slide are important, the most important is the focus we have made on our core business competencies. As some of you may recall, I announced in November of last year that I was suspending our personalized medicine efforts until we have a profitable and sustainable core business. I know that was not something that many of you were happy to hear. However, this renewed focus on our core therapeutics has led to awards and bookings so far this year exceeding $23 million, with over one-third of the year still left. Simply put: the proof is in the numbers.

Now, if you’ll turn to Slide 9, I’d like to discuss why I’m so enthusiastic about taking the permanent leadership role with VirtualScopics. Most importantly, it’s the team, not just the talent, but the focus and the renewed determination for success; then, our ability to understand more of the drivers of our business and having systems to track them for predictive applications. One example I mentioned on our last call, we’re currently focusing on projecting our revenue more precisely for management purposes and for our shareholders in order to give a better picture of how we see things. This will also help lessen your frustration, increase your understanding of the business, and manage your expectations of our performance as we return to profitability. We are not there yet, but expect to be there very soon.

I just want to stay on this point a bit longer to stress my understanding of its importance to you, our shareholders. A common frustration we have heard from many of you is: when will bookings turn into revenue? During our last call I explained averages about when a booking will become revenue over a period of years. This initial understanding, while helpful, is no longer enough. We are currently working on our revenue projections line by line and making sure we’re able to predict with a fair degree of accuracy when we can expect revenue for each project we win. Of course there’s always the possibility of a project being canceled, but as most are not we owe it to ourselves as a management team, the Board, and ultimately you as shareholders to deliver clear information on the revenue forecasts for VirtualScopics.

The key components of the reporting should be bookings, backlog, revenue, and profitability. Just a quick review, the bookings are signed business contracts we win from our sponsors, either pharma companies or other Contract Research Organizations, CROs. Backlog is the collection of these bookings we accumulate over the years which have not yet translated into revenue. This number lets our shareholders know how much business we have waiting to be invoiced to our customers in the future. This number is very key, and I want to be sure it is fully challenged internally before sharing it publicly. Revenue is simply the money we’re invoicing and collecting from our customers. And profit is what is left to reinvest or distribute to our shareholders after all costs have been recognized. Bookings, revenue, and profit are easy to communicate. The difficulty lies in the backlog and predicting if and when it will turn into revenue, thus, the delay in predicting revenue. So please be advised this will be coming shortly and hopefully give each of you a better understanding of what to expect of our future.

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Transcript: VirtualScopics, Inc. Second Quarter 2014 Earnings Call August 14, 2014/8:30 a.m. EDT

Now getting back to my enthusiasm, I’ll mention the alliance with IXICO. Less than two months from signing our strategic alliance we already have our first joint award win. The best part is that it expanded our ability to win better pieces of business with one of our existing customers. This win is exactly what we were hoping to achieve when initially discussing a potential alliance with IXICO. It’s a huge win. Though we cannot disclose the details, I can share with you that together we gained the trust of the customer to work with us to improve our joint capabilities, which makes us stronger together than when working independently of one another. Having an alliance already with PPD gave us the framework from which to work when we outlined our alliance with IXICO. The integration with IXICO is on schedule, and will leverage our joint capabilities to be highly visible to our customers, which will further support and validate the strength of the alliance.

PPD is another reason for my enthusiasm. The process we’re going through with IXICO has also helped springboard an enhancement of our model with PPD and worked to better exploit our partnership. Though PPD is a billion dollar company and many times greater than VirtualScopics and IXICO combined, we see our imaging capabilities helping PPD expand its strategic value to customers. I have now turned my focus to this relationship to drive more results out of it. I’m encouraged by PPD’s reception of this declaration and look forward to working not only with senior management at PPD, but also with the business development team. I strongly believe there is more mining to do in this relationship, and I’ve dedicated my personal efforts to get more from it, both for VirtualScopics and PPD.

I’m also excited about the increase in Phase III trials we have won this year. These wins clearly demonstrate recognition of our ability to handle large Phase III trials and help to drive revenues and profitability higher. Most interesting is that all are in our core area. We are not in any means lessening our efforts in earlier phase trials, but we now have increased chances to demonstrate our ability to take a Phase I trial through to a Phase III trial simply by continuing to deliver quality data on time and within budget on a consistent basis.

Also, I believe our messaging and communication efforts have greatly improved and will get stronger and more clearly focused as the year continues to progress. Fortunately, we have been communicating more clearly to our immediate contacts, just like we’ve been working to better communicate with our shareholders, but now we are turning our focus to a wider market communication to specifically communicate clear messaging about our focus and our core capabilities. The initial reactions to this messaging have been favorable. We look forward to getting more of these reactions in the very near future, as we’re working with an outside firm to help guide us to better overall market communication.

If you’ll now turn to Slide 10, continuing my enthusiasm, I really like the mood of the industry. There has been, and will most likely continue to be, consolidation in this industry. This leads to fewer competitors and higher probabilities of winning business. I also like that pharma companies, our customers, are continuing to increase their outsourcing to Contract Research Organizations, CROs, and believe this trend will continue in the future. I believe the investments being made in our people and infrastructure will pay handsome dividends in the not too distant future. I’m greatly encouraged by the bookings and awards we have received this year, and have strong confidence this will continue in the future. As previously stated, we are ahead of last year’s total awards and bookings with still another one-third of the year left.

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Transcript: VirtualScopics, Inc. Second Quarter 2014 Earnings Call August 14, 2014/8:30 a.m. EDT

Most importantly, I believe in the team. I may sound like a broken record to some of you, but this is truly the most important piece for success inside VirtualScopics. I have been constantly preaching the team, the team, the team. I have shared a saying that has always followed me in each company I have worked during my professional career. It’s a very simple sentence. It reads: “It’s the people, stupid.” I now have this sentence in a frame on the wall of my office with the date of the press release announcing my permanent CEO role. It was a gift from some of the employees. This says everything about this team. They know it is up to them and no one or nothing else, that they need to drive our success. And I believe they can do it.

Lastly, I believe in myself. I believe I have made a difference in the culture of this company and the direction it is now going. While I share this credit with my management colleagues and the employees, I want to be very clear on this point, I believe under my leadership and with the dedication and commitment of the VirtualScopics team that this company will thrive. Now, for the balance of 2014 the strategy is to continue to focus on what we’ve been developing. We need to continue to invest our cash in training and infrastructure. We believe this effort will set us up nicely to manage the business we are winning this year, and not only increase our revenue but also return us to profitability in 2015.

As some of you may recall, I said in my first communication back on the Q3 2013 conference call that I wanted to focus on our customers and employees, as I believe that focus would ultimately lead to happy shareholders. I stand by that focus, and in our next communication meeting I look forward to speaking to you as a fellow shareholder in this company.

With that, Jim and I would be happy to answer any of the questions you may have. Operator, may we have the first question, please?

Operator

Thank you. (Operator instructions). Our first question comes from the line of Doug Russell from Brown Harris Stevens. Please proceed with your question.

<Q>: Good morning, Eric. I am a shareholder, I’ve been a shareholder actually since the company went public, and shareholders have not fared very well. I know that there are very few institutions that own the stock, and I appreciate that you say hey, if the company does well the shareholders will be happy. But I don’t think they’re going to be happy if you don’t have a professional PR firm that is trying to take the shares and the company to their investors and the ability to buy large shares. So, what are you doing to get a high level PR firm, IR firm that can do this for us?

Eric Converse – President and Chief Executive Officer

Doug, I think that’s a fair question from your vantage point. And as I shared, I too will become a shareholder, so I will have that same focus. What we are doing, though, is showing that we have the results that are going to show that this is a good investment. I think that we are preparing to communicate more and more clearly with our investors. You’ll see in the Q3 call, when we go through those results, there will be a lot more transparency in what we’re doing. And we are setting ourselves up to go in that direction as far as attracting greater shareholders, or more professional shareholders. But I will tell you what our focus is right now is on our current shareholders, the ones who have stayed with us, to make sure that they see that we’re going in the right direction. And I think when you get our current shareholders happy then we’ll also attract new shareholders.

<Q>: Thank you.

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Transcript: VirtualScopics, Inc. Second Quarter 2014 Earnings Call August 14, 2014/8:30 a.m. EDT

Operator

Thank you, ladies and gentlemen. (Operator instructions). Our next question comes from the line of Keith Gil from JHS Capital Advisors. Please proceed with your question.

<Q>: Eric, good morning, and congratulations.

Eric Converse – President and Chief Executive Officer

Thank you, Keith.

<Q>: Based on what you said about hopefully next year returning to profitability, at that point would the Board consider pursuing the personalized medicine market?

Eric Converse – President and Chief Executive Officer

Keith, I don’t think that that is completely off the table. It’s just been suspended because we need to make sure that we do have a sustainable business model. And so I don’t want to say that it’s going still in that direction, but it’s definitely something that is still on the table for consideration. There was quite a bit of effort into it, but it was also a distraction and we needed to make sure that the core business is working. Because I also think if we do that we’ll be producing more cash, which will help invest in whatever that strategic initiative is going to be.

<Q>: Okay. So, like I said, would that be under consideration next year when you’re profitable?

Eric Converse – President and Chief Executive Officer

Absolutely.

<Q>: Okay, and, again, congratulations on your appointment.

Eric Converse – President and Chief Executive Officer

Keith, thank you so much.

Operator

Thank you. (Operator instructions). Our next question comes from the line of Doug Russell from Brown Harris Stevens. Please proceed with your question.

<Q>: Hi, Eric. I just want to point out that there basically is nobody on this call, and that’s why I think you should get some professional PR. I’m on it, a couple of brokers are on it, and God knows who else. I’ve been on calls before where we’ve had 30 minutes of questions, back when people actually cared about the company, so I’m just a little surprised that you say, hey, we’re going to make current shareholders happy. Nobody cares about your company and it’s very frustrating. That’s my comment. Thank you.

Eric Converse – President and Chief Executive Officer

Again, I understand where your frustration and probably your weariness is coming from. I can tell you that under my leadership you’ve seen that there has been a reversing trend as far as our bookings, as far as our communication, and the goal is to make sure that our current shareholders are engaged with this and watching their value go up. And I completely understand your position there, but it’s our goal to make sure that we’re increasing the value of the company and having more people participate.

PrecisionIR Group

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Phone: 804-3273400

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Transcript: VirtualScopics, Inc. Second Quarter 2014 Earnings Call August 14, 2014/8:30 a.m. EDT

Operator

Thank you. (Operator instructions). There are no further questions at this time. Now, I would like to turn the conference back over to management and your hosts for closing remarks.

Eric Converse – President and Chief Executive Officer

Thank you all for your time this morning. Doug, I hope we hear from you again in the next quarter. Have a great day, everyone.

Operator

This concludes our conference for today. Thank you for your participation. You may now disconnect your lines.

PrecisionIR Group

9011 Arboretum Pkwy

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Phone: 804-3273400

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www.precisionir.com

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